Exhibit 99.CERT
Certification
I, Bryan Calder of the owner trustee, certify that:
1. I have reviewed this report on Form N-Q of College and University Facility Loan Trust One (the “Registrant”);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the schedules of investments included in this report fairly present in all material respects the investments of the registrant as of the end of the fiscal quarter for which the report is filed;
4. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in this report is included in this report;
5. Based on my knowledge and upon the annual compliance statement delivered to the trustee in accordance with the terms of the pooling and servicing, or similar, agreement, and except as disclosed in this report, the servicer has fulfilled its obligations under the servicing agreement; and
6. The report discloses all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement.
In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Berkadia Commercial Mortgage LLC and The Bank of New York Trust Company National Association.
Date: November 1, 2010

/s/ Bryan Calder
Bryan Calder
Executive Vice President